Exhibit 99.1

Commonwealth Bankshares, Inc.

List of Financial Statements

The following consolidated financial statements of Commonwealth Bankshares, Inc. and subsidiaries are included:

Schedules to the consolidated financial statements required by Article 9 of Regulations S-X are not required under the related instructions or are inapplicable, and therefore have been omitted.

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Board of Directors

Commonwealth Bankshares, Inc.

Norfolk, Virginia

We have audited the accompanying consolidated balance sheets of Commonwealth Bankshares, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007. We also have audited Commonwealth Bankshares, Inc. and subsidiaries internal control over financial reporting as of December 31, 2007 based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express an opinion on these financial statements, and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Overnight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commonwealth Bankshares, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ PKF Witt Mares, PLC

Norfolk, Virginia

March 10, 2008

Commonwealth Bankshares, Inc.

Consolidated Balance Sheets

December 31, 2007 and 2006

	2007	2006
Assets
Cash and cash equivalents:
Cash and due from banks	$8,577,180	$10,567,691
Interest bearing deposits in banks	601,823	427,391
Federal funds sold	158,395	2,031,055

Total cash and cash equivalents	9,337,398	13,026,137

Investment securities:
Available for sale, at fair market value	6,943,449	7,206,153
Held to maturity, at amortized cost (fair market value was $436,252 and $476,041, respectively)	431,992	470,265

	7,375,441	7,676,418

Equity securities, restricted, at cost	8,759,350	7,184,850
Loans	786,986,539	669,541,325
Allowance for loan losses	(9,423,647)	(8,144,265)

Loans, net	777,562,892	661,397,060

Premises and equipment, net	24,287,350	12,939,966
Deferred tax assets	4,909,698	4,283,163
Accrued interest receivable	6,171,517	5,373,086
Other assets	4,734,453	3,324,594

	$843,138,099	$715,205,274

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand deposits	$41,232,448	$43,045,107
Interest-bearing	531,063,126	444,129,720

Total deposits	572,295,574	487,174,827
Short-term borrowings	69,227,660	88,611,200
Long-term debt	55,322,048	5,348,160
Trust preferred capital notes	20,619,000	20,619,000
Accrued interest payable	2,459,589	1,678,156
Other liabilities	9,800,054	8,548,552

Total liabilities	729,723,925	611,979,895

Stockholders’ Equity:
Common stock, par value $2.066, 18,150,000 shares authorized; 6,915,587 and 6,844,975 shares issued and outstanding in 2007 and 2006, respectively	14,287,602	14,141,719
Additional paid-in capital	64,742,520	63,965,840
Retained earnings	34,361,972	25,123,140
Accumulated other comprehensive income (loss)	22,080	(5,320)

Total stockholders’ equity	113,414,174	103,225,379

	$843,138,099	$715,205,274

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Consolidated Statements of Income

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Interest and dividend income:
Loans, including fees	$61,129,112	$51,976,709	$33,752,053
Investment securities:
Taxable	348,733	377,539	204,208
Tax exempt	46,289	63,894	72,815
Dividend income, equity securities, restricted	472,204	382,675	209,068
Other interest income	86,194	115,013	50,422

Total interest and dividend income	62,082,532	52,915,830	34,288,566

Interest expense:
Deposits	21,608,153	16,743,516	9,899,218
Federal funds purchased	—	—	3,980
Federal Home Loan Bank	4,136,222	4,286,127	2,106,975
Junior subordinated debt securities	—	233,077	408,199
Trust preferred capital notes	1,306,134	1,316,898	107,648
Long-term debt	1,133,040	216,805	215,742

Total interest expense	28,183,549	22,796,423	12,741,762

Net interest income	33,898,983	30,119,407	21,546,804
Provision for loan losses	1,645,000	2,690,000	2,740,000

Net interest income after provision for loan losses	32,253,983	27,429,407	18,806,804

Noninterest income:
Service charges on deposit accounts	1,063,137	1,087,419	1,150,049
Other service charges and fees	682,530	539,397	548,063
Mortgage brokerage income	1,518,246	1,622,690	1,563,756
Title insurance income	810,120	899,246	303,386
Investment service income	857,221	699,960	32,367
Gain on sale / call of investment securities	—	2,690	—
Other	249,425	207,495	295,176

Total noninterest income	5,180,679	5,058,897	3,892,797

Noninterest expense:
Salaries and employee benefits	10,713,317	9,055,066	6,827,758
Net occupancy expense	2,447,221	1,618,783	1,057,557
Furniture and equipment expense	1,577,248	1,363,968	1,191,822
Other operating expense	5,591,093	4,929,647	3,560,318

Total noninterest expense	20,328,879	16,967,464	12,637,455

Income before provision for income taxes and noncontrolling interest	17,105,783	15,520,840	10,062,146
Provision for income taxes	5,927,055	5,405,224	3,418,867

Income before noncontrolling interest	11,178,728	10,115,616	6,643,279

Noncontrolling interest in subsidiary	(11,817)	(23,987)	(8,971)

Net income	$11,166,911	$10,091,629	$6,634,308

Earnings per share:
Basic	$1.62	$1.86	$1.54

Diluted	$1.60	$1.70	$1.36

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2007, 2006 and 2005

	Common Shares	Common Amount	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Total
Balance, January 1, 2005	3,611,601	$7,461,986	$19,321,813	$10,187,132	$53,218	$37,024,149
Comprehensive income:
Net income	—	—	—	6,634,308	—	6,634,308
Change in unrealized loss on securities available for sale, net of tax effect	—	—	—	—	(58,789)	(58,789)

Total comprehensive income						6,575,519

Issuance of common stock	147,310	304,360	1,049,696	—	—	1,354,056
Issuance of common stock through private placement	1,170,081	2,417,522	16,108,400	—	—	18,525,922
Cash dividends—$0.1736 per share	—	—	—	(749,627)	—	(749,627)

Balance, December 31, 2005	4,928,992	$10,183,868	$36,479,909	$16,071,813	$(5,571)	$62,730,019
Comprehensive income:
Net income	—	—	—	10,091,629	—	10,091,629
Change in unrealized gain on securities available for sale, net of tax effect	—	—	—	—	251	251

Total comprehensive income						10,091,880

Issuance of common stock	752,522	1,553,717	3,523,022	—	—	5,076,739
Issuance of common stock through private placement	1,163,461	2,404,134	23,867,509	—	—	26,271,643
Stock based compensation expense-options issued	—	—	95,400	—	—	95,400
Cash dividends—$0.1991 per share	—	—	—	(1,040,302)	—	(1,040,302)

Balance, December 31, 2006	6,844,975	$14,141,719	$63,965,840	$25,123,140	$(5,320)	$103,225,379
Comprehensive income:
Net income	—	—	—	11,166,911	—	11,166,911
Change in unrealized gain on securities available for sale, net of tax effect	—	—	—	—	27,400	27,400

Total comprehensive income						11,194,311

Issuance of common stock	86,012	177,699	1,048,005	—	—	1,225,704
Common stock repurchased	(15,400)	(31,816)	(293,375)	—	—	(325,191)
Stock based compensation expense-options issued	—	—	22,050	—	—	22,050
Cash dividends—$0.28 per share	—	—	—	(1,928,079)	—	(1,928,079)

Balance, December 31, 2007	6,915,587	$14,287,602	$64,742,520	$34,361,972	$22,080	$113,414,174

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Consolidated Statements of Cash Flows

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Operating Activities:
Net income	$11,166,911	$10,091,629	$6,634,308
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,645,000	2,690,000	2,740,000
Depreciation and amortization	1,563,483	1,215,085	994,729
Stock based compensation expense	22,050	95,400	—
(Gain) loss on the sale of premises and equipment	(1,790)	2,326	(885)
Net amortization of premiums and accretion of discounts on investment securities	(8,425)	(5,496)	(4,745)
Gain on the sale of investment securities available for sale	—	(2,690)	—
Deferred tax assets	(640,650)	(1,111,707)	(1,391,905)
Net change in:
Loans held for sale	—	—	19,817,033
Accrued interest receivable	(798,431)	(2,228,365)	(1,451,746)
Other assets	(1,409,859)	(273,166)	(1,189,618)
Accrued interest payable	781,433	381,236	493,631
Other liabilities	1,434,968	3,755,578	1,586,966

Net cash provided by operating activities	13,754,690	14,609,830	28,227,768

Investing Activities:
Purchase of securities available for sale	(543,998)	(39,521)	(4,049,205)
Purchase of equity securities, restricted	(11,259,100)	(12,660,985)	(17,010,925)
Net purchase of premises and equipment	(12,995,322)	(6,020,421)	(4,048,470)
Net change in loans	(117,685,997)	(160,607,905)	(181,877,544)
Proceeds from:
Calls and maturities of investment securities held to maturity	46,642	67,639	52,602
Sales and maturities of investment securities available for sale	848,273	1,227,854	1,933,582
Sales of equity securities, restricted	9,684,600	10,803,535	15,301,125
Sale of premises and equipment	86,245	9,750	2,300

Net cash used in investing activities	(131,818,657)	(167,220,054)	(189,696,535)

Financing Activities:
Net change in:
Demand, interest-bearing demand and savings deposits	(5,008,093)	22,831,998	19,923,074
Time deposits	46,799,000	29,946,748	34,663,595
Brokered time deposits	43,329,840	50,506,160	51,671,000
Short-term borrowings	(19,383,540)	23,007,200	21,464,250
Increase in long-term debt	50,000,000	—	—
Proceeds from issuance of trust preferred capital notes	—	—	20,000,000
Liquidation of Capital Trust I	—	(140,750)	—
Principal payments on long-term debt	(26,112)	(26,608)	(58,262)
Common stock repurchased	(325,191)	—	—
Dividends reinvested and sale of stock	917,403	26,956,104	19,204,407
Dividends paid	(1,928,079)	(1,040,302)	(749,627)

Net cash provided by financing activities	114,375,228	152,040,550	166,118,437

Net increase (decrease) in cash and cash equivalents	(3,688,739)	(569,674)	4,649,670
Cash and cash equivalents, January 1	13,026,137	13,595,811	8,946,141

Cash and cash equivalents, December 31	$9,337,398	$13,026,137	$13,595,811

Supplemental cash flow disclosure:
Interest paid during the year	$28,964,982	$22,415,187	$12,248,131

Income taxes paid during the year	$6,785,000	$6,427,877	$4,528,000

Supplemental noncash disclosure:
Transfer between loans and other real estate owned	$783,201	$—	$—

Conversion of convertible preferred securities for common stock	$—	$4,556,728	$537,191

Transfer from loans held for sale to loans	$—	$—	$11,289,500

See accompanying notes to the consolidated financial statements.

Commonwealth Bankshares, Inc.

Notes to Consolidated Financial Statements

December 31, 2007, 2006 and 2005

Note 1. Summary of Significant Accounting Policies

The accounting and reporting policies of Commonwealth Bankshares, Inc. (the “Parent”) and its subsidiary Bank of the Commonwealth (the “Bank”) and its subsidiaries, BOC Title of Hampton Roads, Inc. T/A Executive Title Center, BOC Insurance Agencies of Hampton Roads, Inc., Community Home Mortgage of Virginia Inc. T/A Bank of the Commonwealth Mortgage and Commonwealth Financial Advisors, LLC, are in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and conform to accepted practices within the banking industry. In December 2006, Commonwealth Bankshares Capital Trust I (“the Trust”) was dissolved. For further discussion see Note 10 – Convertible Preferred Stock. A summary of significant accounting policies is briefly described below.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Parent, the Bank and its subsidiaries, collectively referred to as “the Company”. All significant intercompany balances and transactions have been eliminated in consolidation. Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (R) requires that the Company no longer consolidate the Trust. As of December 31, 2005 the junior subordinated debt of the Trust is reflected as a liability of the Company.

Nature of Operations

The Bank operates under a state bank charter and provides full banking services, including trust services. As a state bank, the Bank is subject to regulation by the Virginia State Corporation Commission-Bureau of Financial Institutions and the Board of Governors of the Federal Reserve System (the “Federal Reserve”). The Bank serves the Hampton Roads and Northeastern North Carolina regions through its seventeen banking offices.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents includes cash and due from banks, interest bearing deposits in banks and federal funds sold, which all mature within ninety days.

Restrictions on Cash and Due from Bank Accounts

The Company is required to maintain average reserve balances in cash with the Federal Reserve Bank of Richmond (“FRB”). Required reserves were $1,244,000 and $4,847,000 for December 31, 2007 and 2006, respectively.

Investment Securities

Investment securities which the Company intends to hold until maturity or until called are classified as held to maturity. These investment securities are stated at cost, adjusted for amortization of premiums and accretion of discounts.

Investment securities which the Company intends to hold for indefinite periods of time, including investment securities used as part of the Company’s asset/liability management strategy, are classified as available for sale. These investment securities are carried at fair value. Net unrealized gains and losses, net of deferred income taxes, are excluded from earnings and reported as accumulated other comprehensive income (loss).

Gains and losses on the sale of investment securities are determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Equity Securities, Restricted

The Company, as a member of the Federal Home Loan Bank (“FHLB”) of Atlanta, is required to hold shares of capital stock in the FHLB in an amount equal to at least 0.20% of the members total assets plus 4.50% of the members outstanding advances.

As a member of the FRB, the Company is required to hold shares of FRB capital stock, $100 par value, in an amount equal to 6% of the Company’s total common stock and capital surplus.

FHLB stock and FRB stock are carried at cost.

Loans Held for Sale

Loans held for sale consist primarily of mortgage loans in the process of being sold to third-party investors. The loans are carried at the lower of aggregate cost or fair value as determined by aggregate outstanding commitments from investors or current investor yield requirements.

Loans

The Company offers an array of lending and credit services to customers including mortgage, commercial and consumer loans. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at their outstanding unpaid principal balance net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Discounts and premiums are amortized to income using the interest method. Loan origination fees, net of origination costs, are deferred and recognized as an adjustment to the yield (interest income) of the related loans.

Allowance for Loan Losses

A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral.

The adequacy of the allowance for loan losses is periodically evaluated by the Company, in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. The allowance is comprised of a general allowance, a specific allowance for identified problem loans and an unallocated allowance representing estimations done pursuant to either Standard of Financial Accounting Standards (“SFAS”) No. 5 “Accounting for Contingencies,” or SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of the loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. Such qualitative factors management considers are the known and inherent risks in the loan portfolio, including adverse circumstances that may affect the ability of the borrower to repay interest and/or principal, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, level of concentrations within the portfolio, and the risk ratings of the various loan categories. Such factors as the level and trend of interest rates and the condition of the national and local economies are also considered. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

The allowance for loan losses is established through charges to earnings in the form of a provision for loan losses. Increases and decreases in the allowance due to changes in the measurement of impaired loans, if applicable, are included in the provision for loan losses. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable.

When a loan or portion of a loan is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance. Subsequent recoveries, if any, are credited to the allowance.

Income Recognition on Impaired and Nonaccrual Loans

Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 120 days, unless such loans are well-secured and in the process of collection. If a loan or a portion of a loan is adversely classified, or is partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual, if repayment in full of principal and/or interest is in doubt.

Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance by the borrower, in accordance with the contractual terms of interest and principal.

While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan has been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Premises and Equipment

Land is carried at cost with no depreciation. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed generally by the straight-line method for financial reporting purposes. Depreciation for tax purposes is computed based on accelerated methods. It is the Company’s policy for maintenance and repairs to be charged to expense as incurred and to capitalize major additions and improvements and depreciate the cost thereof over the estimated useful lives as follows:

Buildings and improvements	5 to 40 years
Furniture and equipment	3 to 20 years

Upon sale or retirement of depreciable properties, the cost and related accumulated depreciation are netted against proceeds and any resulting gain or loss is reflected in income.

Other Real Estate Owned

Real estate acquired through, or in lieu of, foreclosure is held for sale and is stated at the lower of cost or estimated fair market value of the property, less estimated disposal costs, if any. Cost includes loan principal and accrued interest. Any excess of cost over the estimated fair market value at the time of acquisition is charged to the allowance for loan losses. The estimated fair market value is reviewed periodically by management and any write-downs are charged against current earnings. Development and improvement costs relating to property are capitalized. Net operating income or expenses of such properties are included in other operating expenses. Other real estate owned is included in other assets and totaled $717,377 and $0 at December 31, 2007 and 2006, respectively. The balance at December 31, 2007 is comprised of two residential properties both of which were acquired by deed in lieu of foreclosure.

Advertising Costs

The Company practices the policy of charging advertising costs to expense as incurred. Advertising expense totaled $1,490,089, $1,221,334 and $834,276 for the three years ended December 31, 2007, 2006 and 2005, respectively.

Income Taxes

Deferred income tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws on rates are enacted, deferred income tax assets and liabilities are adjusted through the provision for income taxes.

Stock Based Compensation

The Company adopted the provisions of SFAS No. 123(R), Share-Based Payments, on January 1, 2006 using the modified prospective method. Under this method, stock-based awards that are granted, modified, or settled after December 31, 2005, are measured and accounted for in accordance with the provisions of SFAS No. 123(R). Also under this method, expense is recognized for unvested awards that were granted prior to January 1, 2006, based upon the fair value determined at the grant date under SFAS No. 123, Accounting for Stock-Based Compensation. Share-based compensation expense is recorded in salary and employee benefits. Prior to the adoption of SFAS No. 123(R), the Company accounted for its share-based compensation under the intrinsic value method as permitted by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. Accordingly, the Company previously recognized no compensation expense for employee stock options that were granted with an exercise price equal to the fair value of the underlying common stock on the date of grant.

See Note 20—Stock Based Compensation Plans for further information related to stock based compensation.

Fair Value of Financial Instruments

The carrying value of cash and cash equivalents, interest bearing deposits in banks, equity securities, accrued interest receivable, demand deposits, savings deposits, accrued interest payable and short-term borrowings approximates fair value. The fair value of securities is based on quoted market prices. The remainder of the recorded financial instruments were valued based on the present value of estimated future cash flows, discounted at various rates in effect for similar instruments at year-end.

Fair values for off-balance sheet lending commitments approximate the contract or notional value taking into account the remaining terms of the agreements and the counterparties’ credit standings.

Per Share Data

Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing net income by the weighted average common and potential dilutive common equivalent shares outstanding, determined as follows:

	2007	2006	2005
Earnings available to common shareholders	$11,166,911	$10,091,629	$6,634,308
Weighted average shares outstanding	6,886,621	5,440,303	4,310,914

Basic earnings per common share	$1.62	$1.86	$1.54

Effect of dilutive securities:
Earnings available to common shareholders	$11,166,911	$10,091,629	$6,634,308
Convertible preferred securities interest net of tax effect	—	130,852	255,402

Earnings available to common plus assumed conversions	$11,166,911	$10,222,481	$6,889,710

Effect of dilutive securities on EPS:
Weighted average shares outstanding	6,886,621	5,440,303	4,310,914
Effect of stock options	86,949	106,491	6,159
Effect of convertible preferred securities	—	452,642	738,479

Diluted average shares outstanding	6,973,570	5,999,436	5,055,552

Diluted earnings per common share	$1.60	$1.70	$1.36

On November 27, 2006, the Board of Directors approved an amendment to the Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock from 16,500,000 to 18,150,000 shares, to reduce the par value of each share from $2.273 to $2.066 per share, and effect an eleven-for-ten stock split distributed on December 29, 2006 to shareholders of record on December 18, 2006.

On May 16, 2006, the Board of Directors approved an amendment to the Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock from 15,000,000 to 16,500,000 shares, to reduce the par value of each share from $2.50 to $2.273 per share, and effect an eleven-for-ten stock split distributed on June 30, 2006 to shareholders of record on June 19, 2006.

All share and per share amounts included in the Company’s Form 10-K and in the accompanying consolidated financial statements and footnotes have been restated for all periods presented to reflect the stock splits.

Segment Information

The Company has determined that it has one significant operating segment, the providing of general commercial financial services to customers located in the geographic areas of Hampton Roads, Virginia, Northeastern North Carolina and their surrounding communities.

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting and presentation of comprehensive income and its components (revenues, expenses, gains and losses) within the Company’s consolidated financial statements. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

Goodwill

In June 2001, FASB issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. Additionally, it further clarifies the criteria for the initial recognition and measurement of intangible assets separate from goodwill. SFAS No. 142 prescribes the accounting for goodwill and intangible assets subsequent to initial recognition. The provisions of SFAS No. 142 discontinue the amortization of goodwill and intangible assets with indefinite lives. Instead, these assets will be subject to at least an annual impairment review, and more frequently if certain impairment indicators are evident.

Goodwill is included in other assets and totaled $249,480 at December 31, 2007 and 2006, respectively. Goodwill is not amortized, but instead tested for impairment at least annually. Based on the testing, there were no impairment charges in 2007 or 2006.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157—Fair Value Measurements, which defines fair value, establishes a framework for consistently measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS No. 157 is effective for the Company beginning January 1, 2008, and the provisions of SFAS No. 157 will be applied prospectively as of that date. Management is currently evaluating the effect that adoption of this statement will have on the Company’s consolidated financial position and results of operations when it becomes effective in 2008.

In February 2007, the FASB issued SFAS No. 159—The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115 (“Statement 159”). Statement 159 permits all entities to measure eligible items at fair value. Eligible items include recognized financial assets and financial liabilities with exceptions, firm commitments involving financial instruments, nonfinancial insurance contracts and warranties paid to a third party, and host financial instruments resulting from separation of an embedded nonfinancial instrument. The Amendment to FASB Statement 115 also provides the fair value measurement to all entities with available-for-sale and trading securities. Statement 159 is effective for fiscal years beginning after November 15, 2007. Management is currently evaluating the effect that adoption of this statement will have on the Company’s consolidated financial position and results of operations when it becomes effective in 2008.

In December 2007, the FASB issued SFAS No. 141 (revised 2007)—Business Combinations (“Statement 141R”). Statement 141R significantly changes the way companies account for business combinations and will generally require more assets acquired and liabilities assumed to be measured at their acquisition-date fair value. Under Statement 141R, legal fees and other transaction-related costs are expensed as incurred and are no longer included in goodwill as a cost of acquiring the business. Statement 141R also requires, among other things, acquirers to estimate the acquisition-date fair value of any contingent consideration and to recognize any subsequent changes in the fair value of contingent consideration in earnings. In addition, restructuring costs the acquirer expected, but was not obligated to incur, will be recognized separately from the business acquisition. This accounting standard is effective for fiscal years beginning on or after December 15, 2008. The Company is currently evaluating the impact of Statement 141R on its financial statements.

In December 2007, the FASB issued SFAS No. 160—Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“Statement 160”). Statement 160 requires all entities to report noncontrolling interests in subsidiaries as a separate component of equity in the consolidated financial statements. Statement 160 establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation. Companies will no longer recognize a gain or loss on partial disposals of a subsidiary where control is retained. In addition, in partial acquisitions, where control is obtained, the acquiring company will recognize and measure at fair value 100 percent of the assets and liabilities, including goodwill, as if the entire target company had been acquired. This accounting standard is effective for fiscal years beginning on or after December 15, 2008. The Company is currently evaluating the impact of Statement 160 on its financial statements.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2007 presentation. These reclassifications have no effect on previously reported net income.

Note 2. Acquisition

On July 13, 2004, the Company acquired Community Home Mortgage of Virginia, Inc. Community Home Mortgage of Virginia, Inc. is a mortgage brokerage firm that originates, processes and sells residential mortgages on a servicing released basis throughout Virginia and Maryland. Under the terms of the acquisition, the outstanding shares of Community Home Mortgage of Virginia, Inc.’s common stock were purchased for 11,820 shares of the Company’s common stock. In addition, Community Home Mortgage of Virginia, Inc. has entered into a one year non-compete agreement with both of its executive officers and has expensed an aggregate amount of $50,000 over the year from the date of acquisition.

The transaction was accounted for using the purchase method of accounting. The results of operations are included in the financial statements from the date of acquisition. The entire amount of goodwill, $249,480, resulting from this acquisition is expected to be deductible for tax purposes.

The acquisition of Community Home Mortgage of Virginia, Inc. is not considered to be a significant business combination for the Company. Therefore, no pro forma effects of the acquisition are presented.

Note 3. Concentrations of Credit Risk

At December 31, 2007, the Company’s cash and due from banks included no commercial bank deposit accounts that were in excess of the Federal Deposit Insurance Corporation insured limit of $100,000 per institution.

Note 4. Investment Securities

The amortized costs and fair values of investment securities are as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
December 31, 2007
Available for sale:
U.S. Government and agency securities	$5,511,011	$28,229	$(724)	$5,538,516
Mortgage-backed securities	624,733	4,774	(5,061)	624,446
State and municipal securities	774,249	6,238	—	780,487

	$6,909,993	$39,241	$(5,785)	$6,943,449

Held to maturity:
Mortgage-backed securities	$240,664	$1,300	$(267)	$241,697
State and municipal securities	191,328	3,227	—	194,555

	$431,992	$4,527	$(267)	$436,252

December 31, 2006
Available for sale:
U.S. Government and agency securities	$5,509,602	$2,489	$(16,514)	$5,495,577
Mortgage-backed securities	790,297	3,111	(7,423)	785,985
State and municipal securities	914,314	10,277	—	924,591

	$7,214,213	$15,877	$(23,937)	$7,206,153

Held to maturity:
Mortgage-backed securities	$288,847	$591	$(599)	$288,839
State and municipal securities	181,418	5,784	—	187,202

	$470,265	$6,375	$(599)	$476,041

Information pertaining to securities with gross unrealized losses at December 31, 2007 and 2006, aggregated by investment category and length of time that the individual securities have been in a continuous loss position, follows:

	Less Than 12 Months		12 Months or More		Total
December 31, 2007	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government and agency securities	$10,917	$24	$999,300	$700	$1,010,217	$724
Mortgage-backed securities	7,383	26	362,738	5,035	370,121	5,061
State and municipal securities	—	—	—	—	—	—

Total temporarily impaired securities	$18,300	$50	$1,362,038	$5,735	$1,380,338	$5,785

	Less Than 12 Months		12 Months or More		Total
December 31, 2006	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Government and agency securities	$9,877	$33	$1,483,500	$16,481	$1,493,377	$16,514
Mortgage-backed securities	14,632	146	521,081	7,277	535,713	7,423
State and municipal securities	—	—	—	—	—	—

Total temporarily impaired securities	$24,509	$179	$2,004,581	$23,758	$2,029,090	$23,937

The unrealized loss positions at December 31, 2007 were directly related to interest rate movements as there is minimal credit risk exposure in these investments. All securities are investment grade or better. Bonds with unrealized loss positions at December 31, 2007 included 1 federal agency, 1 U.S. Treasury security and 8 mortgage backed securities.

No impairment has been recognized on any securities in a loss position because of management’s intent and demonstrated ability to hold securities to scheduled maturity or call dates.

A maturity schedule of investment securities as of December 31, 2007 is as follows:

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due:
In one year or less	$5,731,052	$5,759,435	$191,328	$194,555
After one year through five years	—	—	—	—
After five years through ten years	554,208	559,568	—	—
After ten years	—	—	—	—

	6,285,260	6,319,003	191,328	194,555
Mortgage-backed securities	624,733	624,446	240,664	241,697

	$6,909,993	$6,943,449	$431,992	$436,252

At December 31, 2007 and 2006, the Company had investment securities with carrying values of $7,163,195 and $5,790,757, respectively, pledged to secure public deposits, $36,279 and $42,014, respectively, pledged to secure treasury, tax and loan deposits, $0 and $1,688,365, respectively, pledged to secure FHLB borrowings and $130,000 and $130,000, respectively, pledged to secure FRB borrowings. At December 31, 2007 and 2006, the Company had investment securities with carrying values of $10,940 and $9,911, respectively, pledged to secure a debtor in possession deposit.

Note 5. Loans

Major classifications of loans at December 31, 2007 and 2006 were:

	2007	2006
Construction and development	$222,971,794	$178,804,545
Commercial	71,171,982	57,091,568
Commercial mortgage	361,658,553	323,729,404
Residential mortgage	118,180,418	97,395,290
Installment loans to individuals	13,781,545	13,027,309
Other	1,033,248	1,266,547

Gross loans	788,797,540	671,314,663
Unearned income	(1,811,001)	(1,773,338)
Allowance for loan losses	(9,423,647)	(8,144,265)

Loans, net	$777,562,892	$661,397,060

A summary of transactions in the allowance for loan losses for the years ended December 31, 2007, 2006 and 2005 were as follows:

	2007	2006	2005
Balance at beginning of year	$8,144,265	$5,523,087	$2,839,315
Provision charged to operating expense	1,645,000	2,690,000	2,740,000
Loans charged-off	(383,290)	(84,892)	(81,359)
Recoveries of loans previously charged-off	17,672	16,070	25,131

Balance at end of year	$9,423,647	$8,144,265	$5,523,087

Accounting standards require certain disclosures concerning impaired loans, as defined by generally accepted accounting principles, regardless of whether or not an impairment loss exists. Impaired loans amount to $9,773,185, $7,331,830 and $964,150, with specific reserves allocated from the allowance for loan losses of $1,429,720, $1,335,809 and $353,888, as of December 31, 2007, 2006 and 2005, respectively. The average recorded investment in impaired loans was $8,552,508, $4,147,990 and $1,097,610, in 2007, 2006 and 2005, respectively. Nonaccrual loans amounted to $2,386,929, $2,223,519 and $119,687, as of December 31, 2007, 2006 and 2005, respectively, all of which are included in the impaired loans above. The Company recognized $160,496, $181,791 and $4,228 of interest income on nonaccrual loans during 2007, 2006 and 2005, respectively. There were no loans 90 days past due and still accruing interest at December 31, 2007, 2006 and 2005.

Note 6. Premises and Equipment

Premises and equipment are summarized as follows:

	December 31,
	2007	2006
Land	$345,403	$345,403
Buildings and improvements	3,398,940	3,040,031
Leasehold improvements	14,593,683	3,391,944
Furniture and equipment	14,136,798	9,907,236
Construction in progress	1,203,635	4,197,094

	33,678,459	20,881,708
Less accumulated depreciation	(9,391,109)	(7,941,742)

	$24,287,350	$12,939,966

Depreciation expense and amortization of leasehold improvements for the years ended December 31, 2007, 2006 and 2005 amounted to $1,563,483, $1,215,085 and $994,729, respectively.

Note 7. Deposits

Interest-bearing deposits consist of the following:

	December 31,
	2007	2006
Demand deposits	$77,750,053	$80,079,959
Savings deposits	6,304,250	7,169,778
Time deposits:
Time deposits $100,000 and over	116,090,305	89,954,260
Other time deposits	330,918,518	266,925,723

Total interest-bearing deposits	$531,063,126	$444,129,720

A summary of interest expense by deposit category for the years ended December 31, 2007, 2006 and 2005 is as follows:

	2007	2006	2005
Demand deposits	$2,416,354	$1,622,694	$668,386
Savings deposits	40,620	49,546	49,672
Time deposits	19,151,179	15,071,276	9,181,160

	$21,608,153	$16,743,516	$9,899,218

At December 31, 2007, the scheduled maturities of time deposits are as follows:

2008	$268,166,166
2009	89,274,321
2010	34,732,100
2011	30,448,712
2012	18,306,339
Thereafter	6,081,185

$447,008,823

Overdrawn deposit accounts totaling $169,875 at December 31, 2007 and $212,547 at December 31, 2006 were reclassified from deposits to loans.

Note 8. Short-Term Borrowings

The Company has a line of credit with the FHLB with a maximum value of thirty percent of the Bank’s current assets, using a daily rate credit and due on demand. The advances from this line are collateralized by a blanket lien on the Company’s 1-4 family residential mortgages, commercial mortgage loans and multifamily first mortgage loans, with a carrying value of $237.0 million, $231.5 million and $192.5 million as of December 31, 2007, 2006 and 2005, respectively. In addition, the Company pledged investment securities with a book value of $0, $1.7 million and $1.4 million as of December 31, 2007, 2006 and 2005, respectively.

	2007	2006	2005
Weighted average rate	5.23%	5.20%	3.46%
Average balance	$78,464,382	$80,989,490	$58,042,153
Maximum outstanding at a month-end	$114,533,200	$105,500,600	$85,243,100
Balance at December 31,	$69,227,660	$88,611,200	$65,604,000

The Company has an unsecured line of credit with Bank of America, SunTrust and Compass Bank for the purchase of federal funds in the amount of $20,000,000, $20,000,000 and $5,000,000, respectively. Each separate line of credit has a variable rate based on the lending bank’s daily federal funds sold and is due on demand.

	2007	2006	2005
Weighted average rate	—	—	3.30%
Average balance	—	—	$119,726
Maximum outstanding at a month-end	—	—	—
Balance at December 31,	—	—	—

Note 9. Long-Term Debt

Long-term debt at December 31, 2007 consists of: advances from the FHLB, which are collateralized by a blanket lien on the Company’s 1-4 family residential mortgages and commercial mortgage loans; and borrowings in the form of an industrial development revenue bond from the Norfolk Redevelopment and Housing Authority to finance the headquarters of the Parent and the Bank (the “Headquarters”).

Advances from the FHLB at December 31, 2007 totaled $55.0 million and was comprised of one fixed and five convertible advances. The fixed advance is $5.0 million and has an interest rate of 4.02% with a maturity date of December 2009. The convertible advances totaled $50.0 million and had interest rates ranging from 2.87% to 4.13%. The weighted average interest rate was 4.02% as of December 31, 2007. All of the convertible advances will mature in 2017; $30.0 million in July, $10.0 million in August and $10.0 million in November. Each advance contains certain conversion options that may cause the advance to mature or convert prior to final maturity. Outstanding borrowings on the industrial development revenue bond at December 31, 2007 were $322,048, which represents the Bank’s 54.4% ownership interest in the Headquarters property. Those borrowings are due in annual installments at amounts equal to 3.0% of the then outstanding principle balance, which matures in five years. The interest rate on this bond is payable monthly and is equal to 68.6% of the prime rate of SunTrust Bank in Richmond, VA.

The contractual maturities of long-term debt at December 31, 2007 are as follows:

	Fixed Rate	Floating Rate	Total
2008	$—	$26,112	$26,112
2009	5,000,000	26,112	5,026,112
2010	—	26,112	26,112
2011	—	26,112	26,112
2012	—	217,600	217,600
Thereafter	50,000,000	—	50,000,000

Total long-term debt	$55,000,000	$322,048	$55,322,048

Note 10. Convertible Preferred Stock

On November 15, 2000, the Parent formed the Trust, a wholly owned subsidiary. The Trust issued 1,457,000 shares of 8.0% cumulative preferred securities maturing October 15, 2031 with an option to call on or after October 15, 2006 (call price of $5.00 per share) for $7,285,000. In November 2006, the Parent called the preferred securities for redemption on December 15, 2006, at the liquidation amount of $5.00 per share.

The Trust also issued 45,063 shares of convertible common stock for $225,315. The Parent purchased all shares of the common stock. The proceeds from the sale of the preferred securities were utilized to purchase from the Parent junior subordinated debt securities (guaranteed by the Parent), of $7,510,315 bearing interest at 8.0% and maturing October 15, 2031.

As of December 31, 2006 the Trust was dissolved.

Note 11. Trust Preferred Capital Securities

On November 30, 2005, $20 million of trust preferred securities were placed through Commonwealth Bankshares Capital Trust II. The trust issuer has invested the total proceeds from the sale of the Trust Preferred in Junior Subordinated Deferrable Interest Debentures (the “Junior Subordinated Debentures”) issued by the Company. The trust preferred securities pay cumulative cash distributions quarterly at an annual fixed rate equal to 6.265% through the interest payment date in December 2010 and a variable rate per annum, reset quarterly, equal to LIBOR plus 1.40%, thereafter. The dividends paid to holders of the trust preferred securities, which are recorded as interest expense, are deductible for income tax purposes. The trust preferred securities are redeemable on or after December 30, 2010, in whole or in part. Redemption is mandatory at December 30, 2040. The Company has fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. The Company’s obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness of the Company.

The trust preferred securities may be included in Tier 1 capital for regulatory capital adequacy determination purposes up to 25% of Tier 1 capital after its inclusion. The portion of the securities not considered as Tier 1 capital will be included in Tier 2 capital. At December 31, 2007 and 2006, all of the trust preferred securities qualified as Tier 1 capital.

Note 12. Other Operating Expense

A summary of other operating expense for the years ended December 31, 2007, 2006 and 2005 is as follows:

	2007	2006	2005
Stationary and office supplies	$359,041	$271,444	$234,132
Advertising and marketing	1,490,089	1,221,334	834,276
Telephone and postage	539,198	420,814	361,556
Professional	168,534	182,217	141,763
Bank franchise tax	663,097	613,218	362,551
Other outside services	738,718	707,937	575,680
Directors’ and advisory board fees	552,732	426,060	356,679
ATM, online banking and bank card expenses	327,209	296,414	265,037
Other	752,475	790,209	428,644

	$5,591,093	$4,929,647	$3,560,318

Note 13. Employee Benefit Plans

401(k) Plan

The Company maintains a defined contribution 401(k) profit sharing plan (the “401(k) Plan”). The 401(k) Plan allows for a maximum voluntary salary deferral up to the statutory limitations. All full-time employees who have attained the age of twenty and-a-half and have completed three calendar months of employment with the Company are eligible to participate on the first day of the next quarter after meeting the eligibility requirements. The 401(k) Plan provides for a matching contribution, which is determined by the Company each year. The Company may also make an additional discretionary contribution. For matching and discretionary employer contributions, an employee is 0% vested if less than one year of service, 20% after one year, 40% after two years, 60% after three years, 80% after four years and fully vested after five years. The amounts charged to expense under the 401(k) Plan were $300,000, $245,000 and $125,000 in 2007, 2006 and 2005, respectively. The Company offers its stock as an investment option under the 401(k) plan. As of December 31, 2007 there were 17,750 shares of the Company’s stock outstanding under the 401(k) plan.

Deferred Compensation Plans

The Company has entered into deferred supplemental compensation agreements with several of its key officers. Under the supplemental agreement, benefits are to be paid in equal monthly installments upon the officer attaining the age of 65, upon the officer’s termination with the Company for any reason whatsoever or upon the officer’s death. The deferred compensation expense for 2007, 2006 and 2005, based on the present value of the retirement benefits, was $314,924, $314,924 and $291,278, respectively. The plans are unfunded; however, life insurance has been acquired on the life of the employees in amounts sufficient to help meet the costs of the obligations.

Note 14. Income Taxes

The current and deferred components of income tax expense are as follows:

	2007	2006	2005
Current	$6,527,002	$6,474,953	$4,810,772
Deferred	(599,947)	(1,069,729)	(1,391,905)

Provision for income taxes	$5,927,055	$5,405,224	$3,418,867

A reconciliation between the provision for income taxes and the amount computed by multiplying income by the current statutory 34.78%, 34.45% and 34% federal income tax rates, for the years ended December 31, 2007, 2006 and 2005, respectively, is as follows:

	2007	2006	2005
Income tax expense at statutory rates	$5,949,391	$5,346,929	$3,421,130
Increase (decrease) due to:
Tax exempt income	(25,785)	(31,350)	(31,508)
Nondeductible expenses	17,075	28,738	31,017
Other	(13,626)	60,907	(1,772)

Provision for income taxes	$5,927,055	$5,405,224	$3,418,867

Deferred income taxes result from timing differences between taxable income and the income for financial reporting purposes. The only significant timing difference relates to the provision for loan losses.

Cumulative net deferred tax assets consist of the following components at December 31, 2007 and 2006:

	December 31,
	2007	2006
Deferred tax assets:
Allowance for loan losses	$3,111,053	$2,593,670
Deferred compensation	1,178,226	1,002,698
Accrued compensated absences	760,378	567,730
Deferred loan fees	628,804	609,863
Non-qualified stock options	21,640	17,528
Unrealized loss on securities	—	2,777
Other	60,348	17,982

Total deferred tax assets	5,760,449	4,812,248

Deferred tax liabilities:
Depreciation	(813,765)	(513,286)
Unrealized gains on securities	(11,636)	—
Other	(25,350)	(15,799)

Total deferred tax liabilities	(850,751)	(529,085)

Net deferred tax asset	$4,909,698	$4,283,163

Note 15. Related Parties Transactions

During the year, officers, directors, principal stockholders, and their affiliates (related parties) were customers of and had transactions with the Company in the ordinary course of business. In management’s opinion, these transactions were made on substantially the same terms as those prevailing for other customers for comparable transactions and did not involve more than normal risks. Loan activity to related parties is as follows:

	2007	2006
Beginning of year	$13,400,980	$10,345,241
Additional borrowings	10,160,907	7,887,683
Curtailments	(1,557,799)	(4,831,944)

End of year	$22,004,088	$13,400,980

Deposits from related parties held by the Company at December 31, 2007 and 2006 amounted to $12,935,923 and $10,417,419, respectively.

Note 16. Dividend Limitations

Dividends may be paid to the Parent by the Bank under formulas established by the appropriate regulatory authorities. The amount of dividends the Bank may pay to the Parent, without prior approval, is limited to current year earnings plus earnings retained for the two preceding years. At December 31, 2007, the amount available was approximately $30.5 million.

Note 17. Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 Capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). For the Company, Tier 1 Capital consists of shareholders’ equity and qualifying trust preferred securities, excluding any net unrealized gain (loss) on securities available for sale, goodwill and intangible assets. For the Bank, Tier 1 Capital consists of shareholders’ equity excluding any net unrealized gain (loss) on securities available for sale, goodwill and intangible assets. For both the Company and the Bank, total capital consists of Tier 1 Capital and the allowance for loan losses. Risk-weighted assets for the Company and the Bank were $789,803 thousand and $789,089 thousand, respectively, at December 31, 2007 and $665,508 thousand and $664,793 thousand, respectively, at December 31, 2006. Management believes, as of December 31, 2007 and 2006, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2007, the most recent notification from the FRB categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank’s category. The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2007 and 2006 are also presented in the table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2007:
Total capital to risk weighted assets:
Consolidated	$142,626	18.06%	$63,184	8.00%	N/A	N/A
Bank	117,190	14.85%	63,127	8.00%	$78,909	10.00%
Tier I capital to risk weighted assets:
Consolidated	133,202	16.87%	31,592	4.00%	N/A	N/A
Bank	107,766	13.66%	31,564	4.00%	47,345	6.00%
Tier I capital to average assets:
Consolidated	133,202	16.19%	32,912	4.00%	N/A	N/A
Bank	107,766	13.11%	32,884	4.00%	41,104	5.00%

As of December 31, 2006:
Total capital to risk weighted assets:
Consolidated	$131,186	19.71%	$53,241	8.00%	N/A	N/A
Bank	103,597	15.58%	53,183	8.00%	$66,479	10.00%
Tier I capital to risk weighted assets:
Consolidated	123,042	18.49%	26,620	4.00%	N/A	N/A
Bank	95,453	14.36%	26,592	4.00%	39,888	6.00%
Tier I capital to average assets:
Consolidated	123,042	17.63%	27,918	4.00%	N/A	N/A
Bank	95,453	13.71%	27,856	4.00%	34,820	5.00%

Note 18. Disclosures About Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

Cash and Cash Equivalents

The carrying amounts of cash and short-term instruments approximate fair values.

Equity Securities

The carrying amount approximates fair value.

Investment Securities

Fair values are based on published market prices or dealer quotes. Available-for-sale securities are carried at their aggregate fair value.

Loans Held for Sale and Loans Receivable, Net

For loans receivable with short-term and/or variable characteristics, the total receivables outstanding approximate fair value. The fair value of other loans is estimated by discounting the future cash flows using the build up approach to discount rate construction. Components of the discount rate include a risk free rate, credit quality component and a service charge component.

Accrued Interest Receivable and Accrued Interest Payable

The carrying amount approximates fair value.

Deposits

The fair value of noninterest bearing deposits and deposits with no defined maturity, by SFAS No. 107 definition, is the amount payable on demand at the reporting date. The fair value of time deposits is estimated by discounting the future cash flows using the build up approach to discount rate construction. Components of the discount rate include a risk free rate, credit quality component and a service charge component.

Short-Term Borrowings

The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within 90 days approximate their fair values.

Long-Term Debt

The fair values of the Company’s long-term debt are estimated using discounted cash flow analysis based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

The estimated fair value and the carrying value of the Company’s recorded financial instruments are as follows:

	December 31, 2007		December 31, 2006
(in thousands)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Cash and cash equivalents	$9,337	$9,337	$13,026	$13,026
Investment securities	7,375	7,380	7,676	7,682
Equity securities	8,759	8,759	7,185	7,185
Loans held for sale and loans, net	777,563	815,469	661,397	679,152
Accrued interest receivable	6,172	6,172	5,373	5,373
Deposits	572,296	593,385	487,175	492,336
Short-term borrowings	69,228	69,228	88,611	88,611
Long-term debt	55,322	53,667	5,348	5,233
Accrued interest payable	2,460	2,460	1,678	1,678

Note 19. Dividend Reinvestment and Stock Purchase Plan

In April 1999, the Company’s Board of Directors approved a Dividend Reinvestment and Stock Purchase Plan (the “DRIP”). Under the DRIP, shares purchased from the Company with reinvested dividends are issued at a five percent (5.0%) discount from market value. The DRIP also permits participants to make optional cash payments of up to $20,000 per quarter for the purchase of additional shares of the Company’s common stock. The shares are issued at market value without incurring brokerage commissions.

Note 20. Stock Based Compensation Plans

As of December 31, 2007, the Company has four stock based compensation plans, which are described more fully in Item 11 of the Company’s Form 10-K. The 1990 Stock Option Plan and the Non-Employee Director Stock Compensation Plan expired on February 20, 2000 and January 17, 2000, respectively. However, the terms of these plans continue to govern unexercised options awarded under the plans that have not expired. As of December 31, 2007, the 1999 Stock Incentive Plan which was approved by shareholders on April 27, 1999, had only a limited number of authorized shares available for issuance under this plan. The current plan in place, the 2005 Stock Incentive Plan was approved by the shareholders at the 2005 Annual Meeting of Shareholders and provides for the issuance of restricted stock awards, stock options in the form of incentive stock option and non-statutory stock options, stock appreciation rights and other stock–based awards to employees and directors of the Company.

During 2007, the Company granted 17,500 options under the 2005 Stock Incentive Plan to directors and officers of the Company. All awards consisted of grants of stock options having exercise prices equal to 100% of the fair market value of the Company’s common stock on the date of grant. All options granted have a ten year life and are fully vested at the date of grant.

As described more fully in Note 1, the Company adopted SFAS No. 123(R) on January 1, 2006, using the modified prospective method. The adoption of SFAS No. 123(R) reduced the Company’s net income due to the recognition of share-based compensation expense for stock option awards for the years ended December 31, 2007 and 2006 as follows:

(in thousands, except per share data)	2007	2006
Income before income taxes	$(22)	$(95)
Net income	(14)	(63)
Earnings per share:
Basic	$(0.00)	$(0.01)
Diluted	$(0.00)	$(0.01)

The following table illustrates the effect on net income and earnings per share for the year ended December 31, 2005, if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to stock-based compensation.

(in thousands, except per share data)	2005
Net income, as reported	$6,634
Total stock-based compensation expense determined under fair value based method for all awards, (net of tax)	(976)

Pro forma net income	$5,658

Earnings per share:
Basic – as reported	$1.54
Basic – pro forma	$1.31
Diluted – as reported	$1.36
Diluted – pro forma	$1.17

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2007	2006	2005
Expected life (years)	10	10	10
Expected volatility	19.68%	15.39%	14.74%
Risk-free interest rate	3.90%	4.60%	4.38%
Dividend growth rate	20.00%	20.00%	20.00%
Annual Dividend paid	$0.34	$0.24	$0.20
Weighted average fair value of options granted during the year	$16.98	$24.87	$19.38

The Company determined the expected life of the stock options using historical data. The risk-free interest rate is based on the 10 year U.S. Treasury in effect at the date of grant. Expected volatility is based on the historical volatility of the Company’s stock.

Option valuation models require the input of highly subjective assumptions. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a representative single measure of the fair value at which transactions may occur.

A summary of the Company’s stock option activity and related information is as follows:

	Options Outstanding	Weighted Average Exercise Price	Aggregate Intrinsic Value
Stock options outstanding at January 1, 2005	316,957	$9.84
Granted	262,570	19.38
Exercised	(35,728)	3.69
Expired	(13,008)	10.82

Stock options outstanding at December 31, 2005	530,791	14.95
Granted	16,500	24.87
Exercised	(36,289)	4.57

Stock options outstanding at December 31, 2006	511,002	16.01
Granted	17,500	16.98
Exercised	(39,106)	5.83

Stock options outstanding at December 31, 2007	489,396	$16.86	$(462,571)

Stock options exercisable at December 31, 2007	489,396	$16.86	$(462,571)

Exercise prices for options outstanding and exercisable as of December 31, 2007 were as follows:

Range of Exercise Prices	Number of Options	Remaining Contractual Life (in Months)	Weighted Average Exercise Price
$ 5.89 - $ 8.28	68,922	20.96	7.37
$ 15.51 - $ 16.98	141,404	83.73	15.85
$ 19.01 - $ 24.87	279,070	94.00	19.71

$ 5.89 - $ 24.87	489,396	80.75	16.86

The following table presents the intrinsic value (the amount by which the fair value of the underlying common stock exceeds the exercise price of a stock option on exercise date) of stock options exercised, cash received from stock options exercised, and the tax benefit realized for deductions related to stock options exercised for the years ended December 31, 2007, 2006, and 2005.

	2007	2006	2005
Intrinsic value of stock options exercised	$602,426	$673,774	$426,176
Cash received from stock options exercised	228,055	165,997	131,869
Tax benefit realized for deductions related to stock options exercised	528,004	619,909	408,686

Employee Stock Purchase Plan

On June 26, 2007, the Company’s stockholders approved the Commonwealth Bankshares Employee Stock Purchase Plan (“ESPP”). The plan offers eligible employees the opportunity to acquire a stock ownership in the Company through periodic payroll deductions that are applied towards the purchase of Company common stock at a discount of up to 15% of its market price. The plan makes available up to 400,000 shares of Company common stock for issuance to eligible employees. There were no shares issued under the ESPP during the year ended December 31, 2007.

Note 21. Related Party Leases

In 1984, the Bank entered into a lease with Boush Bank Building Associates, a limited partnership owned by several stockholders of the Company (the “Partnership”), to rent the Headquarters Building. The lease requires the Bank to pay all taxes, maintenance and insurance. The term of the lease is twenty-three years and eleven months. In connection with this property, the lessor has secured financing in the form of a $1,600,000 industrial development revenue bond from the Norfolk Redevelopment and Housing Authority payable in annual installments, commencing on January 1, 1987, at amounts equal to 3.0% of the then outstanding principal balance through the twenty-fifth year, when the unpaid balance will become due. Interest on this bond is payable monthly, at 68.6% of the prime rate of SunTrust Bank in Richmond, Virginia. Monthly rent paid by the Bank is equal to interest on the above bond, plus any interest associated with secondary financing provided the lessor by the Bank.

The Bank has the right to purchase, at its option, an undivided interest in the property at undepreciated original cost, and is obligated to purchase in each January after December 31, 1986, an undivided interest in an amount equal to 90.0% of the legal amount allowed by banking regulations for investments in fixed properties. Under this provision the Bank purchased 19.7% of this property for $362,200 in 1987. At the time of the 1987 purchase the Bank assumed $305,700 of the above-mentioned bond. Pursuant to the purchase option contained in the lease agreement, the Bank recorded an additional interest of $637,400 (34.7%) in the leased property as of December 31, 1988 by assuming a corresponding portion ($521,900) of the unpaid balance of the related revenue bond and applying the difference of $115,500 to amounts due from the lessor. Accordingly, the Bank now owns 54.4% of the Headquarters property. No purchases have been made after 1988. Total lease expense was $82,495, $80,623 and $74,420 for the years 2007, 2006 and 2005.

In addition, the Bank subleases approximately 4,000 square feet of third floor office space to outside parties. Total sublease rental income was $71,357, $72,174 and $72,174 for the years ended December 31, 2007, 2006 and 2005.

The Bank has entered into a long-term lease with a related party to provide space for one branch located in Chesapeake, Virginia. This lease has been classified as an operating lease for financial reporting purposes. Future minimum lease payments of $117,996 are required each year for five years under the long-term non-cancelable lease agreement as of October 20, 1998, which expires in July 2010. Under the terms of the lease, the Bank has the option to extend the term for three (3) additional periods of five (5) years each. Total lease expense was $117,996, $117,696 and $115,350 for the years 2007, 2006 and 2005, respectively.

The Bank has entered into a long-term lease with a related party to provide space for one branch located in Waves, North Carolina. This lease has been classified as an operating lease for financial reporting purposes. The lease has an initial term of ten (10) years and runs through April 30, 2017. Future minimum lease payments required over the next five years under this non-cancelable operating lease total $249,700. Under the terms of the lease, the Bank has the option to extend the term for four (4) additional periods of five (5) years each. Total lease expense was $43,041 for the year 2007.

The Bank has entered into a long-term lease with a related party to provide space for one branch located in Powells Point, North Carolina. This lease has been classified as an operating lease for financial reporting purposes. The lease has an initial term of fifteen (15) years and runs through June 30, 2022. Future minimum lease payments required over the next five years under this non-cancelable operating lease total $555,050. Under the terms of the lease, the Bank has the option to extend the term for three (3) additional periods of five (5) years each. Total lease expense was $92,695 for the year 2007.

The Bank has entered into a long-term lease with a related party to provide space for one branch located in Moyock, North Carolina. This lease has been classified as an operating lease for financial reporting purposes. The lease has an initial term of ten (10) years and runs through May 31, 2017. Future minimum lease payments required over the next five years under this non-cancelable operating lease total $224,497. Under the terms of the lease, the Bank has the option to extend the term for four (4) additional periods of five (5) years each. Total lease expense was $0 for the year 2007.

The Bank has entered into a long-term lease with a related party to provide space for one branch located in Kitty Hawk, North Carolina. This lease has been classified as an operating lease for financial reporting purposes. The lease has an initial term of fifteen (15) years and runs through May 31, 2023. Future minimum lease payments required over the next five years under this non-cancelable operating lease total $1,081,024. Under the terms of the lease, the Bank has the option to extend the term for three (3) additional periods of five (5) years each. Total lease expense was $0 for the year 2007.

Note 22. Lease Commitments

The Company leases office space in Hampton Roads, Richmond and Gloucester, Virginia and in Northeastern North Carolina. The leases provide for options to renew for various periods. Pursuant to the terms of these leases, the following is a schedule, by year, of future minimum lease payments required under these non-cancelable operating lease agreements.

Lease Payments
2008	$1,606,569
2009	1,834,269
2010	1,740,010
2011	1,628,967
2012	1,628,607
Thereafter	11,862,242

$20,300,664

The leases also contain various terms and conditions relating to the end of the leases which in some cases requires the removal of tenant improvements or in other cases the restoration of the property to its original condition. None of the leasing arrangements is at a point where the cost of these actions can be estimated.

Total rental expense was $1,221,909, $770,756 and $472,795 for 2007, 2006 and 2005, respectively.

Note 23. Financial Instruments with Off-Balance Sheet Risk

In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of these instruments reflect the extent of the Company’s involvement in particular classes of financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Unless otherwise noted, the Company does not require collateral or other security to support financial instruments with credit risk.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company’s experience has been that approximately 90% of loan commitments are drawn upon by customers. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include property, plant and equipment and income-producing commercial properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company has not been required to perform on any financial guarantees during the past two years. The Company has not incurred any losses on its commitments in either 2007 or 2006.

The amounts of loan commitments, guarantees and standby letters of credit are set out in the following table as of December 31, 2007 and 2006.

	Variable Rate Commitments	Fixed Rate Commitments
December 31, 2007:
Loan commitments	$82,737,997	$26,974,770
Standby letters of credit and guarantees written	$8,742,020	$—

December 31, 2006:
Loan commitments	$108,320,629	$47,626,350
Standby letters of credit and guarantees written	$5,367,223	$108,000

Note 24. Subsequent Events

On January 15, 2008, the directors of the Company declared a cash dividend in the amount of $0.08 per share on its common stock, payable February 29, 2008, to shareholders of record as of February 18, 2008.

In January 2008, the Company entered into a lease agreement with a related party for a branch in Suffolk, Virginia. The initial term of the lease is scheduled to commence April 1, 2008 and run through March 31, 2018. The annual base rent from the rental commencement date through March 31, 2009 is $44,400 and will subsequently increase by 3% on each lease year anniversary date. Under the terms of the lease, the Company has the option to extend the term for four (4) additional periods of five (5) years each.

Note 25. Common Stock Repurchases

During 2007, the Company announced an open ended program by which management was authorized to repurchase an unlimited number of shares of the Company’s common stock in open market and privately negotiated transactions. During 2007, the Company repurchased 15,400 shares of its common stock at an average price of $21.06 per share in open market and privately negotiated transactions.

Note 26. Condensed Parent Company Only Financial Information

The condensed financial position as of December 31, 2007 and 2006 and the condensed results of operations and cash flows for each of the years in the three-year period ended December 31, 2007, of Commonwealth Bankshares, Inc., parent company only, are presented below.

Condensed Balance Sheets

December 31, 2007 and 2006

	2007	2006
Assets
Cash on deposit with subsidiary	$25,110,183	$27,194,216
Investment in subsidiary	107,977,761	95,635,961
Premises	92,166	94,266
Prepaid expense	934	—
Other assets	1,137,553	1,244,297

	$134,318,597	$124,168,740

Liabilities and Stockholders’ Equity
Accrued expenses	$281,834	$317,184
Accrued interest payable	3,589	7,177
Trust preferred capital notes	20,619,000	20,619,000
Total stockholders’ equity	113,414,174	103,225,379

	$134,318,597	$124,168,740

Condensed Statements of Income

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Income:
Dividend from non-bank subsidiary	$—	$17,274	$18,025
Rental income	6,000	6,000	6,000
Interest income	39,210	39,535	3,232
Other	3,000	750	—

Total income	48,210	63,559	27,257

Expenses:
Interest expense	1,306,134	1,549,975	515,847
Professional fees	117,975	140,500	110,419
Other outside services	76,942	128,308	84,355
Other	6,117	4,032	11,705

Total expenses	1,507,168	1,822,815	722,326

Loss before income tax benefits and equity in undistributed net income of subsidiaries	(1,458,958)	(1,759,256)	(695,069)
Income tax benefits	516,985	621,348	242,452

Loss before equity in undistributed net income of subsidiaries	(941,973)	(1,137,908)	(452,617)
Equity in undistributed net income of subsidiaries	12,108,884	11,229,537	7,086,925

Net income	$11,166,911	$10,091,629	$6,634,308

Condensed Statements of Cash Flows

Years Ended December 31, 2007, 2006 and 2005

	2007	2006	2005
Operating activities:
Net income	$11,166,911	$10,091,629	$6,634,308
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	2,100	3,385	3,385
Equity in undistributed net income of subsidiaries	(12,108,884)	(11,229,537)	(7,086,925)
Net change in:
Prepaid expense	(934)	20,691	(14,377)
Other assets	106,864	(375,314)	(28,160)
Accrued expenses and other liabilities	(35,350)	173,104	55,403
Accrued interest payable	(3,588)	(74,912)	(7,543)
Deferred taxes	(120)	(561)	(519)

Net cash used in operating activities	(873,001)	(1,391,515)	(444,428)

Investing Activities:
Increase in investment in subsidiary	—	(18,000,000)	(18,538,122)

Financing activities:
Liquidation of Capital Trust I	—	(140,750)	—
Proceeds from issuance of trust preferred capital notes	—	—	20,000,000
Proceeds from the liquidation of subsidiary	—	141,135	—
Common stock repurchased	(325,191)	—	—
Dividends reinvested and sale of stock	1,042,238	27,054,969	19,204,407
Dividends paid	(1,928,079)	(1,040,302)	(749,627)

Net cash provided by (used in) financing activities	(1,211,032)	26,015,052	38,454,780

Net increase (decrease) in cash on deposit with subsidiary	(2,084,033)	6,623,537	19,472,230
Cash on deposit with subsidiary, January 1	27,194,216	20,570,679	1,098,449

Cash on deposit with subsidiary, December 31	$25,110,183	$27,194,216	$20,570,679

Note 27. Quarterly Financial Data (unaudited)

Summarized unaudited quarterly financial data for the years ended December 31, 2007 and 2006 is as follows (in thousands, except per share data):

	2007
	Fourth	Third	Second	First
Interest and dividend income	$16,149	$15,769	$15,586	$14,579
Interest expense	7,510	7,199	6,921	6,554

Net interest income	8,639	8,570	8,665	8,025
Provision for loan losses	560	370	285	430
Noninterest income	1,406	1,277	1,301	1,197
Noninterest expense	5,407	5,212	5,135	4,575

Income before provision for income taxes and noncontrolling interest	4,078	4,265	4,546	4,217
Provision for income taxes	1,367	1,495	1,613	1,452

Income before noncontrolling interest	2,711	2,770	2,933	2,765
Noncontrolling interest in subsidiary	(2)	—	(5)	(5)

Net income	$2,709	$2,770	$2,928	$2,760

Basic Earnings per share	$0.39	$0.40	$0.43	$0.40

Diluted Earnings per share	$0.39	$0.40	$0.42	$0.39

	2006
	Fourth	Third	Second	First
Interest and dividend income	$14,606	$14,023	$12,991	$11,296
Interest expense	6,358	6,280	5,498	4,661

Net interest income	8,248	7,743	7,493	6,635
Provision for loan losses	645	625	750	670
Noninterest income	1,283	1,425	1,267	1,084
Noninterest expense	4,509	4,325	4,191	3,942

Income before provision for income taxes and noncontrolling interest	4,377	4,218	3,819	3,107
Provision for income taxes	1,606	1,447	1,296	1,056

Income before noncontrolling interest	2,771	2,771	2,523	2,051
Noncontrolling interest in subsidiary	(4)	(6)	(8)	(6)

Net income	$2,767	$2,765	$2,515	$2,045

Basic Earnings per share	$0.43	$0.53	$0.49	$0.41

Diluted Earnings per share	$0.42	$0.48	$0.44	$0.36